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FOLEY
HOAG LLP
ATTORNEYS AT LAW

July 10, 2002


ABINGTON BANCORP, INC.
536 Washington Street
Abington, Massachusetts 02351

ABINGTON ACQUISITION CORP.
536 Washington Street
Abington, Massachusetts  02351

         Re: THE PROPOSED MERGER OF ABINGTON ACQUISITION CORP. AND MASSACHUSETTS
             FINCORP, INC., AND THE PROPOSED MERGER OF THE MASSACHUSETTS CO-OPERATIVE BANK AND ABINGTON SAVINGS BANK

Ladies and Gentlemen:

         We have acted as counsel to Abington Bancorp, Inc. ("Parent"), a Massachusetts corporation, in connection with (a) the proposed merger (the "Merger") of Abington Acquisition Corp ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of Parent, with and into Massachusetts Fincorp, Inc. (the "Company"), a Delaware corporation, and the immediate subsequent merger of the Company with and into the Parent (the "Subsequent Merger," and together the Merger and the Subsequent Merger are the "Mergers") in accordance with the Amended and Restated Agreement and Plan of Merger by and among Parent, Merger Sub, and the Company, dated as of April 10, 2002 and Amended and Restated on May 23, 2002 (as of April 10, 2002) (the "Agreement"), and (b) the proposed merger (the "Bank Merger") of the Massachusetts Co-operative Bank (the "Company Bank") with and into Abington Savings Bank (the "Parent Bank") in accordance with the Agreement and Plan of Merger by and among Parent, Company, Parent Bank and Company Bank, dated as of June 19, 2002 (the "Bank Merger Agreement" and together with the Agreement, the "Agreements"). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Agreements.

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Abington Bancorp, Inc.
Abington Acquisition Corp.

Page 2

         We have examined the law and such papers, including the Agreements, as deemed necessary to render this opinion. As to questions of fact material to our opinion we have relied representations of Parent, Merger Sub, Parent Bank, the Company and the Company Bank contained in letters addressed to us and attached to this letter (the "Letters of Representation"), without undertaking to verify the same by independent investigation; upon representations set forth in the Agreements (including the Exhibits); and upon such other documents pertaining to the Mergers and the Bank Merger as we have deemed appropriate and necessary.

         In our examination we have assumed that (i) each of the Mergers and the Bank Merger will be consummated in accordance with the terms of the Agreements;
(ii) each entity that is a party to any of the documents (the "Documents") described in the preceding paragraphs has been duly organized under the laws of its state or country of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (iii) each such entity has full power, authority, capacity, and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iv) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, and all signatures are genuine; (v) any representations made in the Documents are, and will continue to be, true and complete, and no default exists under any of the Documents; (vi) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; (vii) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents, or assumptions upon which this opinion is based; and (viii) the business reasons for the Mergers and the Bank Merger will constitute valid business purposes, within the meaning of Treasury Regulation section 1.368-1(b) and (c), for the Mergers and the Bank Merger.

         The opinion rendered herein is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department proposed, temporary, and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. The opinion rendered below is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from the opinion rendered below will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions.

         We express no opinion as to the federal income tax consequences of the Mergers or the Bank Merger other than that described below, as to the effect of the Mergers or

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Abington Bancorp, Inc.
Abington Acquisition Corp.

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the Bank Merger on prior transactions, or as to any state, local, or foreign income or other tax consequences with respect to the Mergers or the Bank Merger.

         Based on the foregoing, we are of opinion, as of the date hereof and under existing law, that each of the Mergers and the Bank Merger will constitute a reorganization within the meaning of section 368(a) of the Code.

         We are furnishing this letter to you solely for filing with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to such filing and to the reference to our firm under the heading "Federal Income Tax Consequences" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This letter is not to be used, circulated, quoted, or otherwise referred to for any other purpose, and may not be relied upon by any person or entity other than you, without our prior written consent. We undertake no responsibility to update or supplement this letter.

         This letter may not be relied upon to satisfy the conditions set forth in Section 8.01(f) of the Merger Agreement with respect to your receipt of our opinion on the Effective Date. Our delivery of an opinion pursuant to
Section 8.01(f) of the Merger Agreement will be subject to our receipt of additional representations from the Parent and the Company.

                                            Sincerely,

                                            FOLEY HOAG LLP

                                            By: /s/ Richard Schaul-Yoder
                                                ________________________
                                                A Partner